Exhibit (d)(9)
STATE STREET MASTER FUNDS
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
     This Amendment to the Investment Advisory Agreement dated May 1, 2001, as amended prior to the date hereof (the “Advisory Agreement”), between State Street Master Funds, a Massachusetts business trust (the “Trust”), and SSgA Funds Management, Inc., a Massachusetts corporation (the “Adviser”) is effective as of February 18, 2011 (the “Amendment”).
     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended; and
     WHEREAS, the Trust, on behalf of each series thereof listed on Exhibit I hereto (each a “Money Market Portfolio”), and the Adviser desire to amend the Advisory Agreement with respect to each Money Market Portfolio to reduce the fee payable thereunder by each Money Market Portfolio from 0.10% to 0.05% of such Money Market Portfolio’s average daily net assets;
     NOW, THEREFORE, the parties hereby agree as follows:
1.	Exhibit A: “Investment Advisory Fee Schedule” to the Advisory Agreement is hereby amended and restated to read in its entirety as follows:
MASTER TRUST FEE SCHEDULE
EXHIBIT A
INVESTMENT ADVISORY FEE SCHEDULE
SSgA Funds Management, Inc. will bear the cost of providing administration, custody and transfer agency services to each of the Portfolios listed below. As consideration for SSgA Funds Management, Inc.’s services as adviser, and State Street Bank and Trust Company’s services as administrator, transfer agent and custodian to each of the following Portfolios (and for assuming ordinary operating expenses of the Portfolios, including ordinary legal and audit expenses), SSgA Funds Management, Inc. shall be entitled to receive from each such Portfolio an annual fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of each Portfolio’s average daily net assets during the month:

Portfolio	Rate
State Street Equity 500 Index Portfolio	0.045%
State Street Equity 2000 Index Portfolio	0.10%
State Street Equity 400 Index Portfolio	0.08%
State Street Aggregate Bond Index Portfolio	0.10%
As consideration for SSgA Funds Management, Inc.’s services as investment adviser to the following Portfolios, SSgA Funds Management, Inc. shall be entitled to receive from each such Portfolio an annual fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of each such Portfolio’s average daily net assets during the month:

Portfolio	Rate
State Street Money Market Portfolio	0.05%
State Street Tax Free Money Market Portfolio	0.05%
State Street U.S. Government Money Market Portfolio	0.05%
State Street Treasury Money Market Portfolio	0.05%
State Street Treasury Plus Money Market Portfolio	0.05%
State Street Limited Duration Bond Portfolio	0.10%
State Street Short-Term Tax Exempt Bond Portfolio	0.10%
SSgA Funds Management, Inc. hereby instructs the Portfolios to pay the above referenced fees to State Street Bank and Trust Company until further notice.
2.	Except as modified by this Amendment, all terms and conditions of the Advisory Agreement shall remain in full force and effect. For clarity, nothing in this Amendment amends or modifies, in any way, the exhibit to the Advisory Agreement titled “Exhibit A: “Custody Agreement, Administration Agreement, and Transfer Agency and Service Agreement Fee Schedule.”

3.	This Amendment may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.

4.	The Declaration of Trust dated July 27, 1999, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of

Massachusetts. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the interest holders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Amendment have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.
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IN WITNESS WHEREOF, the due execution hereof as of the date first above written.

SSgA Funds Management, Inc.
By:	/s/ James Ross
	Name:	James Ross
	Title:	President

State Street Master Funds, on behalf of each series thereof, separately and not jointly
By:	/s/ David James
	Name:	David James
	Title:	Secretary

Exhibit I
Money Market Portfolios of State Street Master Funds:
1. State Street Money Market Portfolio
2. State Street Tax Free Money Market Portfolio
3. State Street U.S. Government Money Market Portfolio
4. State Street Treasury Money Market Portfolio
5. State Street Treasury Plus Money Market Portfolio